Exhibit 99.4

DAVID W. THOMPSON President and Chief Executive Officer

M E M O R A N D U M

To:	All Orbital Employees

From:	David W. Thompson

Date:	29 April 2014

Subject:                                             Orbital ATK Merger Announcement

This morning, we announced that Orbital has reached a definitive agreement with ATK, Inc. to merge our company and ATK’s Aerospace and Defense Groups in a transaction that will create a new global space and defense systems leader.  The combination will result in a new company that will be known simply as Orbital ATK, Inc.  This “merger of equals” is expected to close late this year after a series of regulatory and shareholder approvals have been secured.  Until that time, the two companies will continue to operate normally, as separate companies, while at the same time planning for a smooth transition to the new enterprise.  Upon its completion, the new Orbital ATK will generate annual revenues of approximately $4.5 billion, employ over 13,000 people and conduct operations in 17 states across the country.

Without a doubt, this is the biggest announcement in the company’s history.  Over the past 32 years, Orbital has grown to be the largest and most successful pure-play space company founded since the launch of Sputnik in the late 1950’s.  Over more than three decades, we established a unique culture that combines a spirit of innovation with engineering and production excellence to conceive and produce a comprehensive array of affordable and reliable space and launch systems for commercial, civil government and defense customers in the U.S. and around the world.

However, we now operate in an aerospace and defense industry dominated by much larger corporations, challenged by newer upstarts, and marked by declining government spending for the kinds of systems we and our competitors build.  ATK has also seen similar kinds of industry shifts.  We are confident that joining our two space and defense businesses into a larger combined company will make us more competitive and stronger financially through synergies achieved from complementary product lines and a broader portfolio of products that we will offer to our customers.

Please note that this transaction is a “merger of equals,” not an acquisition of either company by the other.  Decisions about the organizational structure and management appointments in the new company will be made and announced over the coming months.  Initially, four senior leadership roles have been decided, as follows:

•                  Gen. Ron Fogleman (U.S. Air Force, ret.), who currently serves as ATK’s Chairman of the Board of Directors, will be Chairman of the new company’s Board

•                  I will serve as President and Chief Executive Officer of Orbital ATK

•                  Mr. Blake Larson, currently ATK’s Senior Vice President and President of its Aerospace Group, will become the new company’s Chief Operating Officer

Orbital Sciences Corporation • 45101 Warp Drive, Dulles, Virginia 20166 • 703-406-5000

•                  Mr. Garrett Pierce, currently Orbital’s Vice Chairman and Chief Financial Officer, will remain as the Chief Financial Officer of the combined company

I am certain that you and your colleagues will have many questions about a variety of topics, ranging from career opportunities and benefit changes to program alignment and departmental structure, with many other subjects in between.  Some of these questions we can answer right away, while others will have to wait until future decisions are made.  Our Human Resources and Communications Departments will be issuing information about how you can learn more about this transaction in the near future.

I want to let all Orbital employees know that I am personally very excited about what this merger will mean for our future together.  I am convinced this is a one-of-a-kind opportunity to create a powerful new force in the space and defense industry that will provide opportunities and benefits for all of our stakeholders.  Let’s work together to shape a new and even more promising future for all of us!

* * * * *

Additional Information about the Proposed Transaction and Where to Find It

This communication relates to the proposed merger transaction pursuant to the terms of the Transaction Agreement, dated as of April 28, 2014, among Alliant Techsystems Inc. (“ATK”), Vista SpinCo Inc., Vista Merger Sub Inc. and Orbital Sciences Corporation (“Orbital”).

In connection with the proposed transaction, Orbital and ATK intend to file relevant materials with the SEC, including an ATK registration statement on Form S-4 that will include a joint proxy statement of Orbital and ATK and that also constitutes a prospectus of ATK.   INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ORBITAL, ATK AND THE PROPOSED TRANSATION.  The joint proxy statement/prospectus and other documents relating to the proposed transaction (when they are available) can be obtained free of charge at the SEC’s website at www.sec.gov.  These documents (when they are available) can also be obtained free of charge from Orbital upon written request to Orbital at investor.relations@orbital.com or by calling Barron Beneski at 703-406-5528 or from ATK upon written request to ATK by emailing investor.relations@atk.com or by calling Michael Pici at 703-412-3216.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any investor or securityholder.  However, Orbital and ATK and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction under the rules of the SEC.  Information regarding Orbital’s directors and executive officers may be found in its Annual Report for the year ended December 31, 2013 on Form 10-K filed with the SEC on February 25, 2014 and the definitive proxy statement relating to its 2014 Annual Meeting of Stockholders filed with the SEC on March 11, 2014.  Information regarding ATK directors and executive officers may be found in its Annual Report for the year ended March 31, 2013 on Form 10-K filed with the SEC on May 23, 2013 and the definitive proxy statement relating to its 2013 Annual Meeting of Stockholders filed with the SEC on June 14, 2013.  These documents can be obtained free of charge from the sources indicated above.  Additional information regarding the interests of these participants will also be included in the joint proxy statement/prospectus when it becomes available

No Offer or Solicitation

This document shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.